EX-28.h.12
INDEX FUNDS FEE WAIVER AGREEMENT
NATIONWIDE VARIABLE INSURANCE TRUST
     FEE WAIVER AGREEMENT, effective as of June 16, 2010, by and between NATIONWIDE FUND ADVISORS (“NFA”) and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of each of the NVIT Bond Index Fund, NVIT International Index Fund, NVIT Mid Cap Index Fund, NVIT S&P 500 Index Fund and NVIT Small Cap Index Fund (each, an “Index Fund”).
     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Index Fund is a separate series of the Trust; and
     WHEREAS, NFA serves as investment adviser to the Trust, including the Index Funds, pursuant to an investment advisory agreement dated May 1, 2007, as amended May 1, 2010, between NFA and the Trust, pursuant to which the Trust pays fees to NFA as specified therein (“Advisory Fees”); and
     WHEREAS, NFA, the Trust and BlackRock Investment Management, LLC (“BlackRock”) had entered into a subadvisory agreement, dated May 1, 2007 (“Prior BlackRock Agreement”), pursuant to which BlackRock served as subadviser to each Index Fund; and
     WHEREAS, as of the date hereof, NFA, the Trust and BlackRock have agreed to amend the Prior BlackRock Agreement in order to reduce the amount of subadvisory fees that NFA will pay to BlackRock (the “Amended BlackRock Agreement”), resulting in financial savings to NFA; and
     WHEREAS, NFA desires to share a portion of such financial savings resulting from the Amended BlackRock Agreement with shareholders of the Index Funds.
     NOW, THEREFORE, the parties hereto agree as follows:
1. Fee Waiver Amount:
     1.1 Every month, NFA shall calculate the amount of subadvisory fees it would have been obligated to pay BlackRock in respect of each Index Fund pursuant to the Prior BlackRock Agreement (“Old Subadvisory Fee Amount”), and NFA shall separately calculate the amount of subadvisory fees it is obligated to pay BlackRock in respect of each Index Fund pursuant to the Amended BlackRock Agreement (“New Subadvisory Fee Amount”). For each Index Fund, the difference between the Old Subadvisory Fee Amount and the New Subadvisory Fee Amount shall be referred to herein as the “Savings Amount.”
     1.2 For each Index Fund, NFA agrees each month to waive an amount of Advisory Fees equal to 50% of the Savings Amount in respect of such Index Fund. NFA acknowledges that it shall not be entitled to collect on, or make a claim for, Advisory Fees waived hereunder at any time in the future.
2. Term and Termination of Agreement:
     2.1 This Agreement shall continue in effect until the earlier to occur of either: (i) May 1, 2011, or (ii) the termination of the Amended BlackRock Agreement. In the event that the Amended BlackRock Agreement is terminated in respect of one or more, but not all, of the Index Funds, this Agreement shall continue in effect in accordance with the terms hereof with respect to such Index Fund(s) for which the Amended BlackRock Agreement has not been terminated.
3. Miscellaneous:
     3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
     3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or an Index Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or Index Fund is subject or by which the Trust or Index Fund is bound, or to relieve or deprive the Trust’s Board of Trustees of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Index Fund.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST
By:	/s/Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

NATIONWIDE FUND ADVISORS
By:	/s/Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

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